ENERGY CONVERSION DEVICES ANNOUNCES
                 THIRD QUARTER FISCAL 2003 OPERATING RESULTS


      ROCHESTER HILLS, Mich., May 15, 2003 - Energy Conversion Devices, Inc.
(ECD) (NASDAQ:ENER) announced today its operating results for the third quarter ended March 31, 2003. Revenues were $13.6 million compared to $24.5 million in the third quarter last year, primarily due to the near completion of the first phase of three phases of contracts with Rare Earth Ovonic and lower revenues from product development agreements. The Company's net loss was $9.1 million for the third quarter compared to a loss of $5.0 million in the same quarter last year. On a per-share basis, the loss was $.41 in the third quarter of Fiscal 2003 compared to a loss of $.23 in the same quarter last year. These results do not include any effect of the Company's acquisition of the interests of N.V. Bekaert S.A. (Bekaert) in United Solar and Bekaert ECD Solar Systems described below.

      The financial results for the three months and nine months ended March 31, 2003 and March 31, 2002 are shown in the following table:



                                             Three Months Ended        Nine Months Ended
                                                  March 31,                 March 31,
                                           -----------------------    -----------------------
                                              2003         2002          2003         2002
                                           ----------   ----------    ----------   ----------
                                                (in thousands, except per-share amounts)

Revenues
    Product sales                          $  4,857     $ 10,025      $ 14,704     $ 32,360
    Royalties                                   530          459         1,430        1,484
    Revenues from product development
      agreements                              8,113       14,040        28,092       39,584
    Revenues from license and other
      agreements                               -            -            3,419         -
    Other revenues                               95          (34)          283          265
                                           ----------   ----------    ----------   ----------
Total Revenues                               13,595       24,490        47,928       73,693
Total Expenses                               22,942       30,227        67,699       88,328

Loss From Operations                         (9,347)      (5,737)      (19,771)     (14,635)
Other Income (Expense)
    Interest income                             958        1,230         3,049        3,956
    Equity loss in joint ventures            (1,494)      (1,131)       (5,228)      (2,942)
    Other                                       807          623         1,443        1,525

Total Other Income (Expense)                    271          722          (736)       2,539

Net Loss before Cumulative Effect of
  Change in Accounting Principle             (9,076)      (5,015)      (20,507)     (12,096)

Cumulative Effect of Change in
  Accounting Principle                         -            -            2,216         -

Net Loss                                   $ (9,076)    $ (5,015)     $(18,291)    $(12,096)

Basic and Diluted Net Loss Per Share
  before Cumulative Effect of Change
  in Accounting Principle                  $  (.41)     $   (.23)     $   (.94)    $   (.56)

Cumulative Effect of Change in
  Accounting Principle                        -             -             .10         -

Basic and Diluted Net Loss Per Share       $  (.41)     $   (.23)     $  (.84)     $   (.56)



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      On May 14, 2003, ECD acquired Bekaert's 19% interest in United Solar and 60% interest in Bekaert ECD Solar Systems for $6 million ($4 million paid at closing and $2 million to be paid no later than December 22, 2003). As a result, the Company will include the results of these ventures in its financial results of operations and fund 100% of these operations. Additionally, ECD provided $36 million to Bekaert ECD Solar Systems to terminate its sale and leaseback arrangement with LaSalle National Leasing and, as a result, freed up the $20 million of Company funds that had been restricted in support of its guarantee of this lease. ECD also provided back-up guarantees to Bekaert for its guarantee of United Solar's Fuji lease ($3.4 million) and Bekaert's share of the guarantee of the Auburn Hills facility ($1.8 million). The Company plans to refinance the 30MW production facility and to seek additional equity investors for its now wholly owned Uni-Solar business.

      In a joint statement, ECD President and CEO Stanford R. Ovshinsky and ECD Chairman Robert C. Stempel said, "The response to the photovoltaic products manufactured by our 30MW machine has been extremely positive and will now provide us the opportunity to further expand our solar business.
The coming months present great opportunities for us to form an alliance with a partner who shares our strategic goal of growing the business to address today's energy problems with our key enabling technologies."

      On April 30, 2003, ECD signed a memorandum of understanding with ChevronTexaco to acquire ChevronTexaco's interest in Texaco Ovonic Fuel Cell for $1 effective December 31, 2002.

      "We are continuing the fuel cell development work with a near-term emphasis on non-automotive applications to provide us with an opportunity for early commercialization. We are pleased with our progress in our Ovonic regenerative fuel cell technology and have received a basic patent. As previously announced, effective January 1, 2003, ChevronTexaco is no longer funding the fuel cell program," said Mr. Ovshinsky. "Our strategic alliance with GE continues and we are in discussions with third parties who can provide the necessary marketing expertise and funding for our joint venture Ovonic Media."

      "Limited production of metal hydride materials for the Chinese market has begun at our joint venture, Rare Earth Ovonic, in Inner Mongolia. While this phase of the project has been slowed due to the SARS outbreak in China, Rare Earth Ovonic is increasing its activity toward completion. To minimize risk to our employees, the Company has brought them back to the United States and the date of their return to China is unknown at this time. Along with required actions, our partners at Rare Earth Ovonic have taken additional steps to reduce the spread of SARS and we wish them every success in these efforts. Site planning and preparation for the next phase of the project, large prismatic NiMH batteries, is already underway," added Mr. Stempel.

      On May 9, 2003, the U.S. Department of Energy's National Renewable Energy Laboratory awarded a $6 million, three-year, cost-sharing subcontract to ECD to develop new solar cell technology. The research program will concentrate on developing online diagnostic systems, which will benefit all future manufacturing lines resulting in more rapid start-up and commissioning, higher yield and lower cost of production.

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Notes to Financial Results:

      The Company has continued to invest to further advance its technologies. In accordance with accounting principles generally accepted in the United States of America, the investments the Company makes in developing its technologies are expensed as research and development expense in the periods in which they are incurred. The Company does not carry the value of its intellectual property and technologies as assets in its balance sheet. These investments in the Company's technologies have led to strategic alliances with major companies, including ChevronTexaco, Intel, General Electric and China's Rare Earth High-Tech Co., Ltd. of Baotou Steel Company.

      The Company had revenues of $13,595,000 in the three months ended March 31, 2003 compared to $24,490,000 in the three months ended March 31, 2002.

      The decrease in consolidated revenues primarily resulted from a reduction in product sales of $5,168,000 and a reduction in revenues from product development agreements of $5,927,000.

      Product sales decreased 52% to $4,857,000 in the three months ended March 31, 2003 from $10,025,000 in the three months ended March 31, 2002. Photovoltaic sales, which are sales of semi-finished products, increased significantly as the new 30MW facility began producing products for United Solar, and were $1,767,000 for the three months ended March 31, 2003 and $1,137,000 for the three months ended March 31, 2002. Machine-building and equipment sales revenues decreased 69% to $2,687,000 in 2003 from $8,706,000 in 2002, primarily due to reduced product sales in connection with Ovonic Battery's contracts with Rare Earth Ovonic to provide battery-making equipment, the first phase of which is nearing completion, ($2,528,000 in 2003 compared to $7,137,000 in 2002). All machine-building and equipment sales contracts are accounted for using percentage-of-completion accounting. Sales of metal hydride materials were $265,000 in 2003 compared to $105,000 in 2002. The Company currently has a product sales backlog of $12,347,000, of which $4,206,000 is expected to be recognized as revenues in Fiscal 2003.

      Royalties increased 15% to $530,000 in the three months ended March 31, 2003 from $459,000 in the three months ended March 31, 2002, principally due to the fact that there was a credit in 2002 for a previous overpayment of royalties calculated by a licensee.

      Revenues from product development agreements decreased 42% to $8,113,000 in the three months ended March 31, 2003 from $14,040,000 in the three months ended March 31, 2002 primarily due to lower revenues under advanced product development agreements with Texaco Ovonic Battery Systems ($3,338,000 for 2003 compared to $3,927,000 in 2002), from Texaco Ovonic Hydrogen Systems ($3,584,000 for 2003 compared to $5,825,000 for 2002), Texaco Ovonic Fuel Cell (zero for 2003 compared to $2,410,000 for 2002 (ChevronTexaco is no longer funding this joint venture after December 31, 2002)).

      Other revenues are primarily related to personnel, facilities and miscellaneous administrative and laboratory services provided to some of the Company's joint ventures. Other revenues increased to $95,000 in the three months ended March 31, 2003 from a negative $34,000 in the three months ended March 31, 2002. This increase was due to increases in revenues from Ovonyx.

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      The Company had a net loss of $9,076,000 on revenues of $13,595,000 in the three months ended March 31, 2003 compared to a net loss of $5,015,000 on revenues of $24,490,000 for the three months ended March 31, 2002. The Company had a decrease of $262,000 in general and administrative expense
(net) that was more than offset by a $1,117,000 increase in patent defense expenses, an increase of $1,596,000 in the net cost of product development, a $363,000 increase in equity loss in joint ventures, a decrease in margins on product sales of $1,232,000, a $272,000 reduction in interest income due to lower interest rates and a $128,000 reduction of other nonoperating income.

      Revenues were $47.9 million for the nine months ended March 31, 2003 compared to $73.7 million for the nine months ended March 31, 2002, primarily due to the near completion of the first phase of three phases of contracts with Rare Earth Ovonic. The Company's net loss was $18.3 million for the nine months ended March 31, 2003 compared to a net loss of $12.1 million in the same period last year. On a per-share basis, the loss was $.84 compared to a loss of $.56 in the same period last year.

      The decrease in consolidated revenues primarily resulted from a reduction in product sales of $17,656,000 and a reduction in revenues from product development agreements of $11,492,000, partially offset by increased license and other agreements ($3,419,000 in 2003 versus zero in 2002).

      Product sales decreased 55% to $14,704,000 in the nine months ended March 31, 2003 from $32,360,000 in the nine months ended March 31, 2002. Photovoltaic sales, which are sales of semi-finished products, increased significantly as the new 30MW facility began producing products for United Solar, and were $4,129,000 for 2003 and $3,835,000 for 2002.
Machine-building and equipment sales revenues decreased 65% to $9,703,000 in 2003 from $27,473,000 in 2002, primarily due to Ovonic Battery's contracts with Rare Earth Ovonic to provide battery-making equipment, the first phase of which is nearing completion, ($9,033,000 in 2003 compared to $23,802,000 in 2002). All machine-building and equipment sales contracts are accounted for using percentage-of-completion accounting. Sales of metal hydride materials were $648,000 in 2003 compared to $716,000 in 2002. The Company currently has a product sales backlog of $12,347,000, of which $4,206,000 is expected to be recognized as revenues in Fiscal 2003.

      Royalties decreased 4% to $1,430,000 in the nine months ended March 31, 2003 from $1,484,000 in the nine months ended March 31, 2002. Royalties related to batteries for propulsion applications increased in the current period, but were more than offset by lower royalties for consumer applications reflecting increased production efficiencies of the Company's licensees and a small reduction in the number of batteries sold by the
Company's licensees.   In addition, there was a credit in 2002 for a previous
overpayment of royalties calculated by a licensee.

      Revenues from product development agreements decreased 29% to $28,092,000 in the nine months ended March 31, 2003 from $39,584,000 in the nine months ended March 31, 2002, primarily due to reduced battery activities under an advanced product development agreement with Texaco Ovonic Battery Systems ($8,803,000 for 2003 compared to $12,155,000 in 2002). In addition, there was a decrease in revenues from Texaco Ovonic Hydrogen Systems ($10,328,000 for 2003 compared to $14,121,000 for 2002) and Texaco Ovonic
Fuel Cell ($3,940,000 for 2003 compared to $6,829,000 for 2002 (ChevronTexaco is no longer funding this joint venture after December 31, 2002)). Increased product development


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revenues for United Solar ($1,320,000 in 2003 compared to $546,000 in 2002)
partially offset the decreases.

      Revenues from license and other agreements increased to $3,419,000 in the nine months ended March 31, 2003, from zero in the nine months ended March 31, 2002. In December 2002, United Solar issued to Canon a notice whereby United Solar granted Canon rights to manufacture in two countries of its choice in Southeast Asia, excluding India and the People's Republic of China. This notice was issued in satisfaction of the outstanding obligation ($2,500,000 plus accrued interest) due Canon in connection with a previous loan made to United Solar by Canon. United Solar recorded the satisfaction of the loan from Canon ($3,269,000) as revenue from license agreements in its statement of operations for the nine months ended March 31, 2003. License fees were also received for licenses to Henan Huanyu Power Source Co., Ltd., Guangdong Shida Battery Co., Ltd. and TWD Battery Co., Ltd. Revenues from license and other agreements are sporadic and vary dramatically from period to period.

      Other revenues are primarily related to personnel, facilities and miscellaneous administrative and laboratory services provided to some of the Company's joint ventures. Other revenues increased to $283,000 in the nine months ended March 31, 2003 from $265,000 in the nine months ended March 31, 2002. This increase was due to increases in revenues from the Production Technology and Machine Building Division and the Central Analytical Laboratory.

      The Company had a net loss of $18,291,000 on revenues of $47,928,000 in the nine months ended March 31, 2003 compared to a net loss of $12,096,000 on revenues of $73,693,000 for the nine months ended March 31, 2002. The Company had increased license fees of $3,419,000 that were more than offset by an increase of $385,000 in general and administrative expenses (net), an increase of $5,025,000 in the net cost of product development, a decrease in margin on product sales of $2,842,000, increased equity losses of $2,286,000, a $907,000 reduction in interest income due to lower interest rates, a $438,000 reduction of other nonoperating income and increased patent expenses of $267,000.

      In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141 required the Company to recognize, at the adoption of SFAS 142, income of $2,216,000 for the nine months ended March 31, 2003 applicable to the unamortized negative goodwill as the cumulative effect of a change in accounting principle in the Company's statements of operations on July 1, 2002.

     The Company's strategic alliances and recent purchases of its partners' interests in the photovoltaic and fuel cell ventures have both near-term and long-term impacts on the Company's capital resources. The ChevronTexaco, Bekaert, Ovonyx and General Electric agreements have resulted in the acceleration of the commercialization and development of the Company's products and technologies. While the Company's business partners have funded most of its product development activities, additional sources of cash are required to sustain the Company's operations.

     The Company is engaged in a number of discussions and negotiations to fund its operations, including forming new strategic alliances to fund and grow its photovoltaic, fuel cell and other businesses. The Company is also engaged in negotiations with government agencies for contracts to fund its development activities. In addition, it plans to refinance


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the 30MW photovoltaic manufacturing equipment.  Management believes that funds generated from operations, new business agreements, new government contracts and the refinancing of the photovoltaic equipment, together with existing cash and cash equivalents, will be adequate to support the Company's operations and planned growth for the coming year.

     While it is the Company's intent to fund its near-term operations from cash and cash equivalents on hand and from product sales, product development agreements, strategic alliances and new financings, the amount and timing of such funding are uncertain. Accordingly, the Company will also consider equity or debt financing and cost reduction programs in order to have sufficient cash to fund its operations. No assurances, however, can be given as to the timing or success of the aforementioned plans, negotiations, discussions and programs.

      ECD will hold a conference call on Friday, May 16 at 3 p.m. ET to discuss its third quarter fiscal 2003 results. Access to the call may be obtained by calling 1-877-858-2512. A replay will be available through
Monday, May 19, 2003, at 1-800-642-1687.   Callers should use conference ID#
513296 to access the replay. A live webcast of the conference call will be available online at http://www.videonewswire.com/ECDOVONICS/051603/ or
through the Company's website at www.ovonic.com.   ECD's financial results on
Form 10-Q for the three and nine months ended March 31, 2003 will also be available on the Company's website on or around May 15, 2003.

      ECD is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies leading to new products and production processes based on amorphous, disordered and related materials, with an emphasis on advanced information technologies and alternative energy, including photovoltaics, fuel cells, hydride batteries and hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel. ECD designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD holds the basic patents in its fields. ECD's website address is http://www.ovonic.com.

                                     ###

      This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.

Contacts:
Stephan Zumsteg, Vice President and Chief Financial Officer
Ghazaleh Koefod, Investor Relations
Energy Conversion Devices, Inc.
248.293.0440